Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

NHL ENTERPRISES, L.P. 1185 Avenue of the Americas New York, New York 10036 Tel: (212) 789-2000 Fax: (212) 789-2020

RETAIL LICENSE AGREEMENT

		No.:	[*]

		Date:	May 28, 2020

LICENSEE:	Big League Foods, Inc., a Division of Verus Foods	Tel:	(301) 329-2700

ADDRESS:	9841 Washingtonian Blvd., Suite 390	Fax:
Gaithersburg, MD 20878
	USA	Attn.:	Jim Wheeler

NHL ENTERPRISES, L.P. (“NHLE”) has the right to license for commercial purposes the use of certain properties of the National Hockey League (“NHL”) and of the teams comprising said League (“Member Teams”) in the Territory, specifically - the names, nicknames, slogans, symbols, logos, emblems, insignia, colors, uniform designs and other indicia of each of the Member Teams of the NHL; the city or regional identification of each of the Member Teams in conjunction with their colors and an appropriate professional ice hockey reference; the name, initials, insignia, colors and other indicia of the NHL, including the Conference and Division names and/or logos; the name and likeness of the Stanley Cup; the name (including the applicable year) and logo (as designed for such year and designated by NHLE) of the NHL All-Star Game; the name (including the applicable year) and logo (as designed for such year and designated by NHLE) of the NHL Winter Classic; the name (including the applicable year) and logo (as designed for such year and designated by NHLE) of the NHL Stadium Series; the name (including the applicable year) and logo (as designed for such year and designated by NHLE) of the NHL Heritage Classic; certain characters and/or mascots (including the name and other indicia related thereto, as applicable) used by the Member Teams to symbolize and/or represent such Member Team, which characters and/or mascots shall be determined by NHLE, in its sole discretion (such characters and/or mascots, as may be designated and changed from time to time, the “Member Team Character Marks”); and certain names, logos, designs, colors and other indicia formerly used by the Member Teams which marks shall be determined by NHLE, in its sole discretion (such marks, as may be changed from time to time, the “Vintage Hockey Marks”) (collectively, including the Vintage Hockey Marks, the “NHL Marks”); and that except as stated in paragraph 3(a) hereinafter, no other entity has the right to license said NHL Marks in the Territory for such purposes.

LICENSEE, whose full name and address are set forth above, desires to obtain the right from NHLE to utilize the NHL Marks in connection with the manufacture, distribution, sale and advertising of certain products specified hereinafter (the “Products”) in accordance with the conditions and provisions set forth in this License Agreement.

Therefore, in consideration of the promises, covenants and undertakings contained in this License Agreement, the parties hereto agree, as follows:

1.	GRANT OF LICENSE.

For purposes of this License Agreement, the definitions set forth in paragraph numbered 2 below shall be applicable and controlling. Subject to such definitions, NHLE hereby grants to LICENSEE the non-exclusive right to use the NHL Marks on the Products throughout the Territory during the Term in accordance with all of the provisions, conditions, and undertakings specified hereinafter in this License Agreement.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)	PRODUCT(S). The Products are as follows:

confectionary, namely chocolate, gum and gummies.

[*]

Without limitation to paragraph 17 below, LICENSEE understands and agrees that it is LICENSEE’s responsibility to secure, and LICENSEE hereby represents and warrants that it has so secured, whatever rights may be required for the use of any other proprietary matter which is not licensed to LICENSEE by NHLE under the License Agreement in connection with the Licensed Products. LICENSEE further understands and agrees that neither the execution hereof nor any grant of approval hereunder nor any other act or omission by NHLE shall operate or be construed as a grant by NHLE of any such rights or as approval by NHLE of the use of such proprietary matter in connection with the Licensed Products in the event LICENSEE shall not have secured such rights.

(Each individual item must be reviewed and approved

in writing by NHLE prior to manufacturing.)

(b)	TERRITORY. The Territory is the United States, including its territories and possessions and its Armed Forces bases and exchanges.

(c)	TERM. The Term hereof shall be for the period commencing on July 1, 2020 and terminating on June 30, 2022.

(d)	LICENSEE PAYMENTS. In consideration for the rights herein granted to LICENSEE, LICENSEE shall pay to NHLE the following:

(i) Royalty Rate: LICENSEE will pay NHLE at such times and under the circumstances specified hereinafter, a Royalty Payment calculated as follows (or subject to NHLE’s applicable prevailing rate, whichever is greater): for Licensed Sales, [*] percent ([*]%) times Net Sales; and

(ii) Guaranteed Minimum Payments: The Guaranteed Minimum Payments in U.S. dollars to be credited against Royalty Payments due NHLE are as follows:

AMOUNT	DUE DATE

For the License Year beginning 7/1/20 to 6/30/21:

$[*] U.S.                        [*]

For the License Year beginning 7/1/21 to 6/30/22:

$[*] U.S.                         [*]

TOTAL GUARANTEED MINIMUM PAYMENTS:

$[*] U.S.

Amounts paid in excess of the Guaranteed Minimum Payment for a License Year may not be applied to reduce or offset the Guaranteed Minimum Payment due for another License Year.

(e)	ACCESS TO NHL MARKS. Throughout the Term, LICENSEE shall maintain a subscription at the then-prevailing cost to the service(s) designated by NHLE providing for electronic access to NHL Marks.

(f)	MIGHTY DUCKS OF ANAHEIM. LICENSEE acknowledges that affiliates of the former owner of the Member Team currently known as the “Anaheim Ducks” and formerly known as the “Mighty Ducks of Anaheim” own, control and/or commercially exploit properties associated with the “Mighty Ducks” mark (e.g., motion pictures, animated television cartoon series, etc.). The grant of license described herein will not apply to such properties or any trademarks, copyrights or other intellectual property rights associated with such properties, as distinguished from the operations of such Member Team.

2

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

STANDARD TERMS AND CONDITIONS

2.	DEFINITIONS.

(a)	“Territory” - the geographical area in which LICENSEE is authorized to use the NHL Marks - is specified in paragraph 1(b) above.

(b)	“License Year” means the period commencing on the first day of the Term and on each following July 1st and ending on the following June 30th during the Term.

(c)	“Term” - the period during which this License Agreement is in effect whether or not it is renewed - is set forth in paragraph 1(c) above.

(d)	“Product(s)” are identified in paragraph 1(a) above, and become “Licensed Product(s)” when LICENSEE applies or uses the licensed NHL Marks strictly in accordance with the provisions, conditions and undertakings set forth in this License Agreement.

(e)	“Premiums” means any product, including but not limited to Licensed Product(s), sold at any price or given away for the purpose of promoting, publicizing or increasing the sale of any other product or service, including but not limited to incentives for a sales force or distributorship(s), or for trade or consumer promotions.

(f)	“Licensed Sales” means Licensed Direct Sales and Licensed Indirect Sales, collectively. “Licensed Direct Sales” means the sale of Licensed Products directly to [*]. “Licensed Indirect Sales” means the sale of Licensed Products directly to or for [*]. Licensed Sales do not include the sale of Licensed Products as Premiums, which require separate agreements executed by NHLE with both the manufacturer and user of the Premium.

(g)	“Net Sales” means the sum of Net Direct Sales and Net Indirect Sales. “Net Direct Sales” means the gross amount of Licensed Direct Sales of Licensed Products in U.S. dollars at the retail selling price; no deductions shall be made for costs incurred in manufacturing, selling (including without limitation credit card processing fees, chargebacks and similar fees and charges), distributing, advertising (including affiliate and other commissions), or for uncollectible accounts. “Net Indirect Sales” means the gross amount of Licensed Indirect Sales of Licensed Products in U.S. dollars at the invoiced selling price net normal and reasonable cash and quantity discounts and returns for credit; no deductions shall be made for costs incurred in manufacturing, selling, distributing, advertising (including cooperative and promotional allowances), or for uncollectible accounts.

(h)	“Royalty Payment” means the Royalty Rate(s) specified in paragraph 1(d)(i) above times Net Sales of Licensed Products, calculated and payable in U.S. dollars to NHLE; the Royalty Rate(s) shall be calculated at NHLE’s prevailing standard percentage rate(s) of Net Sales to retail accounts, Distributors, and/or direct to consumers (as applicable), which percentage rate(s) may be increased for all or virtually all retail licenses for any License Year upon two hundred and seventy (270) days prior notice to LICENSEE.

(i)	“Guaranteed Minimum Payment” - the minimum amount of Royalty Payment in U.S. dollars which LICENSEE shall pay for each License Year, irrespective of the amount of Net Sales actually made during such period - is specified in paragraph 1(d)(ii) above.

(j)	Intentionally Omitted.

(k)	“NHL Indicia” means the following matter as it appears on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto: (1) NHL Marks; (2) words, phrases, slogans and the like (“Words”) derived from or incorporating NHL Marks; (3) caricatures, graphics, images, designs and the like (“Graphics”) derived from NHL Marks or incorporating NHL Marks or any recognizable part thereof; (4) Words or Graphics that are hockey specific; and (5) Words or Graphics that are used exclusively or substantially exclusively in association with NHL Marks or other NHL Indicia. Words and Graphics that appear on or in connection with Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto and which either (x) were used by LICENSEE in an ordinary commercial manner on unlicensed products or products licensed by others prior to the entry by LICENSEE into negotiations with NHLE for this License Agreement, or (y) are virtually identical to elements so used by LICENSEE on unlicensed products or on products licensed by others, shall not be deemed to be NHL Indicia pursuant to clause (5) above.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(l)	“Distributor” means any entity or individual that acquires Licensed Products for the purpose of resale to retailers or to any other entity or individual that is not the ultimate consumer.

3.	LIMITATIONS OF LICENSE.

In addition to the provisions, conditions and under-takings set forth in other paragraphs herein, the license granted to LICENSEE is subject to the following understandings, limitations and conditions:

(a)	[*]

(b)	[*]

(c)	This license to use the NHL Marks does not constitute and may not be used to imply the endorsement of the Licensed Product(s) or any other product of LICENSEE, and the NHL Marks are not licensed herein as certification marks or an indication of a particular standard of quality.

(d)	LICENSEE may not sell, distribute or make available Licensed Products as Premiums without a prior written license agreement from NHLE. In the event such a license is granted to LICENSEE, the Licensed Products may only be sold to a user specifically approved and licensed by NHLE for such purpose pursuant to a separate agreement.

(e)	The Licensed Products shall not knowingly be sold or distributed for retail sale in combination with any other product for a single price to the exclusion of the opportunity to purchase the Licensed Products separately.

(f)	LICENSEE will not sell the Licensed Products to parties outside the Territory or whom it knows or reasonably should know will resell or distribute the Licensed Products outside the Territory.

(g)	This license is personal to LICENSEE and LICENSEE shall not assign, transfer or sub-license any or all of the rights granted herein to any third party without the written consent of NHLE. LICENSEE shall not pledge or encumber this license or any Licensed Products as security or collateral for any obligation of LICENSEE.

(h)	No use of the NHL Marks shall be preprinted by LICENSEE on its stationery, envelopes, business cards, invoices, statements, packing slips or other similar documents or materials unless approved in advance by NHLE.

(i)	If LICENSEE desires to purchase or otherwise obtain the Licensed Products it is authorized to sell under this License Agreement from any other entity, then LICENSEE must first receive NHLE’s permission to do so and such other entity and LICENSEE must enter into an agreement in the form attached hereto as Exhibit A (the “Manufacturer’s Agreement”), which Manufacturer’s Agreement limits such other entity’s rights solely to supplying LICENSEE with Licensed Products.

(j)	LICENSEE agrees that it will cause to appear conspicuously, indelibly and legibly on each of the Licensed Product(s) and on all advertising material, tags, labels and devices bearing any of the NHL Marks or other NHL Indicia, such proper trademark, copyright or other notices of property right in the NHL Marks or other NHL Indicia or other material as may be designated by NHLE. In addition, LICENSEE shall place a notice specified by NHLE that the Licensed Products are genuine merchandise officially licensed.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(k)	In the event LICENSEE uses authors, photographers, artists or any other persons to create and/or design NHL Indicia for or in connection with the Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto, LICENSEE shall either use personnel within its employ so such work qualifies as a “work made for hire” under the Copyright Act (17 U.S.C. §101) and assign copyright in such work to NHLE, or, if LICENSEE engages personnel under conditions which do not give rise to such a “work made for hire,” LICENSEE shall obtain an assignment of copyright to NHLE of any copyrightable material prepared or depicted by such author, photographer, artist or other person for the Licensed Products or such packaging, labeling, advertising or promotional material. Such obligations shall apply only to those parts of otherwise unified textual or graphic matter which qualify as NHL Indicia. In addition to all other rights and remedies afforded by this License Agreement and applicable law, LICENSEE agrees to hold harmless NHLE, the NHL and its Member Teams, other NHLE licensees and the partnership, partners, principals, officers, directors, employees and agents thereof, from any claim, suit or damage, including attorneys’ fees, judgments, court costs and consequential damages, that arise out of LICENSEE’s failure to deliver to NHLE the assignment(s) of copyright required by this provision.

(l)	LICENSEE further agrees that it will not apply for or seek to obtain trademark, copyright or any other proprietary right in the NHL Marks or any other NHL Indicia on Licensed Products or packaging, labeling, advertising or promotional material therefor or related thereto. NHLE, the NHL and/or any or all of its Member Teams, jointly and severally, may, at their option, apply for and obtain in any or all of their own names trademark, copyright or other property right protection for the NHL Marks or other NHL Indicia (furnished or provided by LICENSEE or NHLE) for the Licensed Product(s) or packaging, labeling, advertising or promotional material therefor or related thereto. Upon request, LICENSEE will furnish (i) necessary specimens or facsimiles for such purpose free of cost, (ii) evidence of the date of first shipment or sale of each Licensed Product in commerce and also, if earlier, in intrastate commerce, and (iii) such additional information documents, specimens and facsimiles as may be reasonably required to evidence and perfect the trademark, copyright or other property right protection for the NHL Marks or other NHL Indicia (all free of cost).

(m)	If demanded by LICENSEE, NHLE shall undertake to procure and obtain in its own name, or the name of the National Hockey League or any or all of its Member Teams, trademark, copyright, design patent or other property right protection of the NHL Marks or other matter (furnished or provided by NHLE or LICENSEE) for the Licensed Product(s) at LICENSEE’s expense, including reasonable attorneys’ fees.

(n)	LICENSEE agrees that if LICENSEE receives knowledge of any manufacture or sale by anyone other than LICENSEE of products licensed under this License Agreement or of such products as would be confusingly similar in the minds of the public and which bear or are promoted in association with the NHL Marks or other NHL Indicia under this License Agreement, or any names, symbols, emblems, designs or colors which may be confusingly similar in the minds of the public to such NHL Marks or other NHL Indicia, LICENSEE will call such fact to the attention of NHLE. NHLE shall then have the exclusive right in its sole discretion to prosecute any such manufacture or sale, either in its own name or the name of the National Hockey League and/or one or more of its Member Teams, and LICENSEE shall cooperate and assist in the prosecution of any such action. If demanded by NHLE, LICENSEE shall join in or cooperate in the prosecution of any such action as may be instituted by NHLE; all such prosecution shall be at NHLE’s expense, including reasonable attorneys’ fees. The proceeds recovered in any such prosecution in the form of damages, profits or other recovery shall belong solely to NHLE. LICENSEE shall not commence any action of its own to restrain or recover damages for any alleged infringements of the NHL Marks or other NHL Indicia without first obtaining express written permission to do so from NHLE.

(o)	NHLE specifically disclaims any representation or warranty (express or implied) of non-infringement and any liability resulting from use of the NHL Marks by LICENSEE as may occur outside of the Territory, including if applicable and without limitation, via the Internet.

(p)	LICENSEE will not attack the title or right of NHLE or the NHL and/or its Member Teams in and to the NHL Marks, other NHL Indicia or any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder during the Term hereof or thereafter.

(q)	LICENSEE will not harm, misuse or bring into disrepute the NHL Marks, their reputation or that of their owners.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(r)	There is no right to renew this License Agreement, and no options to extend this License Agreement have been granted or are implied hereunder.

(s)	LICENSEE will manufacture, sell and distribute the Licensed Product(s) in an ethical manner and in accordance with the terms and intent of this License Agreement.

(t)	LICENSEE will not incur or create any expenses chargeable to NHLE, the NHL or its Member Teams without the prior written approval of NHLE.

(u)	LICENSEE will protect to the best of its ability, its right to manufacture, sell and distribute the Licensed Product(s) hereunder.

(v)	LICENSEE will (i) comply with all laws and regulations relating or pertaining to the manufacture, sale, advertising and use of the Licensed Product(s) (including, without limitation, the Consumer Product Safety Act and any amendments thereto (the “CPSA”)); (ii) maintain high quality and standards commensurate with LICENSEE’s market; (iii) cause the Licensed Product(s) to be labeled, packaged and distributed in such a form, format and manner such that none of NHLE, the NHL or its Member Teams shall be deemed a “private labeler” under the CPSA; and (iv) comply with any regulatory agencies which shall have jurisdiction over the Licensed Product(s).

(w)	LICENSEE will never disclose any confidential and non-public information about NHLE, the NHL and/or its Member Teams which it acquires from any source during the Term hereof.

(x)	LICENSEE has the right to promote and/or sell (as specifically approved by NHLE) Licensed Products solely on such websites as NHLE may approve on a case-by-case basis in its discretion, in each case solely in the Territory and in the best interest of the license granted hereunder. Other than as set forth in the previous sentence, LICENSEE shall not have the right to use, reference or exploit, or to grant third parties the right to use, reference or exploit, the NHL Marks or other NHL Indicia on the Internet or any other on-line media in any manner whatsoever without NHLE’s prior written consent, which consent may be withheld in NHLE’s sole discretion.

4.	REPORTS AND PAYMENTS.

On or before the twentieth (20th) day following each month of the Term, LICENSEE shall submit to NHLE, or in accordance with written instructions given by NHLE, a full and accurate statement showing, if instructed by NHLE by channel, the quantity, description and Net Sales of each of the Licensed Products sold or distributed during such month on forms to be furnished by NHLE. Unless otherwise agreed to by NHLE, each such statement shall indicate whether the Licensed Sales reflected thereon were to (i) Distributors; (ii) retail accounts; or (iii) direct to consumer, if permitted. NHLE reserves the right to apply the Royalty Rate for Licensed Sales to Distributors to any or all Licensed Sales reflected on a statement that does not comply with the foregoing requirement. Simultaneously with the submission of such statement, LICENSEE shall remit the Royalty Payment due on Net Sales for each such month by check or electronic transfer payable to “NHL Enterprises, L.P.” and delivered directly to NHLE or, in accordance with written instructions given to LICENSEE by NHLE. Such statements shall be submitted whether or not they reflect any Net Sales of Licensed Products. Receipt and acceptance by NHLE of any statement furnished by LICENSEE or Royalty Payments paid hereunder shall not preclude NHLE from questioning the correctness thereof at any time; in the event any errors are disclosed, such statements shall be rectified and any differences in Royalty Payments remitted within ten (10) days to NHLE. LICENSEE acknowledges that time is of the essence in making payments to NHLE. If any payments to NHLE are not remitted on the date due, LICENSEE shall pay interest at the rate of [*] per month from such date until payment thereof is made to NHLE. If requested by NHLE, LICENSEE at its own expense shall provide NHLE within sixty (60) days of the end of each License Year a detailed statement for such License Year, certified by an independent certified public accountant approved by NHLE, showing the Net Sales of each Licensed Product sold or distributed by LICENSEE during such year, together with a computation of Royalty Payments on Net Sales due NHLE for such year.

5.	CATALOG CONTRIBUTIONS.

NHLE shall have the right but not the obligation to publish catalogs, sales sheets and brochures (“Catalogs”) during any License Year in order to promote the sale of Licensed Products. The format and style of any such Catalog will be in NHLE’s sole discretion. LICENSEE undertakes (i) to contribute to each such Catalog by furnishing, free of charge, such samples, artwork, photography and the like as may be available to it and requested, and (ii) to participate in each such Catalog and pay for a minimum of one page at NHLE’s prevailing rate to cover the cost of such publication, including distribution costs to retailers, wholesalers, mail order houses and other outlets for Licensed Products. The payment by LICENSEE for such participation will be in addition to any Guaranteed Minimum Payments and Royalty Payments due NHLE as specified herein.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.	BOOKS AND RECORDS.

LICENSEE agrees to keep accurate books of account and records covering all transactions relating to this License. NHLE and its duly authorized representative shall have the right at all reasonable hours of the day to examine and audit such books of account and records and all other documents and material in LICENSEE’s possession or under its control with respect to the subject matter and terms of this License Agreement, and shall have free and full access thereto for such purposes. All such books of account and records shall be kept available for at least two years after termination or expiration of this License Agreement. LICENSEE will designate a symbol or number which will be used exclusively in connection with Licensed Products and with no other articles which LICENSEE may manufacture, sell, or distribute. In the event that an audit by NHLE reveals an underpayment by LICENSEE, LICENSEE shall immediately upon demand remit payment to NHLE in the amount of such underpayment plus interest calculated at the rate of one-and-one-half percent (1.5%) per month from the date such payment was actually due until the date such payment is made. LICENSEE shall reimburse NHLE for the entire costs and expenses of such audit if the underpayment is two percent (2%) or more than the amount required to be paid to NHLE for the applicable License Year.

7.	QUALITY CONTROL OF LICENSED PRODUCTS.

LICENSEE agrees that the Licensed Product(s) shall be of high standard and of such style, appearance and quality as shall be adequate and suitable to their promotion, distribution and sale to the best advantage of LICENSEE, NHLE, the NHL and its Member Teams. To this end LICENSEE shall perform as follows:

(a)	Before selling or distributing any of the Licensed Product(s), LICENSEE shall submit without charge designs and samples for each such Licensed Product, including all styles, colors and variations, together with its cartons and containers, including packaging and wrapping material, hang tags and labels (the “Related Materials”), for NHLE’s written approval in accordance with procedures specified hereafter. LICENSEE shall submit for review all Licensed Products and Related Materials at each of the following stages of production: 1) rough sketches or layout concepts; 2) finished artwork or final proofs; 3) pre-production samples or strike-offs; and 4) finished products suitable for retail sale. Stages 1) and 2) shall be submitted by LICENSEE for quality control purposes directly to NHLE electronically via the NHLE Quality Control on-line system. Stages 3) and 4) shall be submitted by LICENSEE for quality control purposes directly to NHLE via courier or first class mail at its address specified first above. No submissions will be accepted outside of these procedures unless otherwise specified in accordance with written instructions given by NHLE. The quality and style of each such Licensed Product and its Related Materials shall be subject to NHLE’s prior approval. In the event that any item submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after proper receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telefax message, together with an email message to LICENSEE’s primary Consumer Products Licensing contact with NHLE. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such communications, any items so submitted by LICENSEE shall be deemed to have been approved. LICENSEE shall, in addition, thereafter furnish to NHLE free of cost for its prior written approval six (6) production samples of each such Licensed Product, together with their Related Materials, within fifteen (15) days of the start of each License Year that this License Agreement is in effect.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Subject to the terms and conditions hereof, LICENSEE may utilize the NHL Marks for such selling, advertising, promotional and display materials for the Licensed Product(s) as in its judgment will best promote the sale of said Licensed Product(s). LICENSEE agrees that it will not use the NHL Marks or any reproduction thereof in any advertising, promotional or display material, including in connection with the website(s) (if any) approved by NHLE in accordance with paragraph 3(x) (collectively, the “Promotional Materials”), or in any other manner without NHLE’s prior written approval. In the event that any advertising, promotional or display material submitted to NHLE shall not have been approved, disapproved or otherwise commented upon within twenty (20) business days after receipt thereof by NHLE, then LICENSEE shall have the right to so notify NHLE of such fact by telefax message, together with an email message to LICENSEE’s primary Consumer Products Licensing contact with NHLE. In the event that NHLE fails to then approve, disapprove or otherwise comment upon the submitted items within ten (10) business days after receipt by it of such telefax and email communications, any items so submitted shall be deemed to have been approved. Prior to use by LICENSEE, six (6) production copies of all such advertising, promotional and display materials will be furnished to NHLE free of charge.

(c)	After samples of each Licensed Product(s), any Related Materials and any Promotional Materials have been approved pursuant to this paragraph, LICENSEE shall not depart therefrom in any material respect without NHLE’s prior written consent.

(d)	NHLE shall have the right to withdraw its approval, generally or with respect to any particular jurisdiction(s) or piece(s) of NHL Indicia, of approved samples of Licensed Products, any Related Materials and any Promotional Materials if the quality of any such item ceases to be acceptable, due to potential adverse ownership of conflicting intellectual property rights or in the event of some factor which reflects unfavorably upon the professional, business or personal reputation of the NHL, its Member Teams or NHLE.

8.	PROMOTIONAL SUPPORT OF NHL TEAMS AND DISTRIBUTION OF LICENSED PRODUCTS.

(a)	LICENSEE undertakes to support the National Hockey League and its Member Teams by supplying to NHLE free of charge samples of Licensed Products to a total value at LICENSEE’s lowest wholesale price of [*] for each License Year. Such free samples will be distributed by NHLE to the NHL and/or the Member Teams directly or used by NHLE in its discretion for promotions directly benefiting the Member Teams. In addition to supplying such samples of Licensed Products free of charge, LICENSEE also undertakes to supply NHLE at NHLE’s expense samples of Licensed Products at LICENSEE’s cost in such quantities as requested by NHLE for the Member Teams or for promotions authorized by NHLE.

(b)	LICENSEE undertakes to sell Licensed Products to the NHL Stores (as defined below): i) at the lowest minimum quantities; ii) at the lowest prices charged by LICENSEE to any purchaser of Licensed Products; and iii) at the most advantageous credit terms and return privileges offered by LICENSEE to any purchaser of Licensed Products. LICENSEE also agrees to deliver new styles or designs of Licensed Products to the NHL Stores on a prompt and timely basis, and in no event later than to other outlets, provided orders have been placed with LICENSEE for said new styles or designs by said NHL Stores on as timely a basis as those orders placed by other outlets. “NHL Stores” shall mean retail outlets owned by, and/or operated by or under license from any Member Team or NHLE or any affiliate(s) thereof (including without limitation “brick-and-mortar” and other traditional outlets, the NHL and Member Team online stores, and any other outlets distributing Licensed Products through the internet, wireless networks, television and any other interactive media).

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)	LICENSEE undertakes to sell, distribute, and supply, within the Territory, the Licensed Products in such manner as may be required to meet the competition by manufacturers of similar articles. LICENSEE further undertakes to make and maintain adequate arrangements for the broadest possible distribution of Licensed Products throughout the Territory through all regular channels of distribution consistent with Licensed Sales, including but not limited to: companies selling through mail order catalogs; companies consisting of or operating groups of stores or department stores commonly known as “chains;” independently run stores; and wholesale Distributors selling to retail outlets. LICENSEE will use its best efforts to place Licensed Products in at least one first class retail outlet in the marketing area of each Member Team within the Territory (without limitation to paragraph 8(d) below), and to sell to each catalog merchant and “chain” buying the Licensed Product(s) merchandise bearing the NHL Marks of each Member Team operating within the geographic area served by said catalog merchant or “chain”. LICENSEE agrees to maintain adequate inventories of the Licensed Products as an essential part of its distribution program. LICENSEE will not sell Licensed Products to any retail outlet within any area to the exclusion of other retail outlets that may desire to purchase Licensed Products and whose credit rating and sales merchandising policies warrant such sales. In the event LICENSEE sells or distributes other merchandise of the same grade and quality as the Licensed Products, but which do not bear any of the Licensed Marks, LICENSEE will not discriminate in the granting of commissions and discounts to salespeople, dealers and Distributors for the Licensed Products. LICENSEE acknowledges and agrees that the foregoing provisions of this paragraph 8 are material provisions of this License Agreement.

(d)	Notwithstanding anything to the contrary in this License Agreement, LICENSEE agrees to sell, and NHLE authorizes the sale of, Licensed Products to NHL Stores outside of the Territory that request to purchase Licensed Products. Such sales (“Additional NHL Store Sales”) shall be considered Licensed Sales for purposes of this License Agreement, and all terms and conditions of this License Agreement shall apply to such Additional NHL Store Sales, mutatis mutandis; provided that, for the avoidance of doubt, any provision that prohibits sales of Licensed Products outside of the Territory shall not apply to Additional NHL Store Sales, solely to the extent of such prohibition; and provided further that LICENSEE shall immediately cease making Additional NHL Store Sales if so directed by NHLE at any time. In the event of any discrepancy between the parties regarding the interpretation of this License Agreement with respect to Additional NHL Store Sales that cannot be resolved by the parties acting reasonably, the parties shall negotiate mutually-agreeable alternative terms and conditions applicable solely to the provision with respect to Additional NHL Store Sales that the parties cannot resolve acting reasonably.

To calculate Net Sales for any Additional NHL Store Sales made in a currency other than U.S. dollars, the amount of such Additional NHL Store Sales shall be converted to U.S. dollars at the exchange rate published in the Wall Street Journal on the last day of the month in which such Additional NHL Store Sales occur. No deductions shall be made from Net Sales for currency conversion into U.S. dollars or otherwise (including charges for transferring funds or royalties) or for duties, freight, insurance or other taxes or amounts or any other allowances.

The rights granted by NHLE pursuant to this paragraph 8(d) are on behalf of, and shall enure to the benefit of, NHL Enterprises Canada, L.P. (“NHLEC”) (with respect to Canada) and/or NHL Enterprises B.V. (“NHLEBV”) (with respect to the rest of the world outside the United States and Canada). NHLEC and/or NHLEBV shall be entitled to exercise, outside of the Territory, any and all rights and remedies of NHLE arising hereunder. NHLEC and NHLEBV are express third party beneficiaries of this License Agreement.

9.	GOODWILL.

LICENSEE recognizes the great value of the reputation and goodwill associated with the NHL Marks and other NHL Indicia and, in such connection, acknowledges that such goodwill exclusively belongs to the NHL and its Member Teams, that LICENSEE’s use of the NHL Marks and other NHL Indicia will inure to the benefit of the NHL and its Member Teams, and that the NHL Marks and other NHL Indicia have acquired a secondary meaning in the mind of the purchasing public related to the NHL and its Member Teams. LICENSEE further recognizes and acknowledges that a breach by LICENSEE of any of its covenants, agreements or undertakings hereunder will cause immediate irreparable damage which cannot be readily remedied in damages in an action at law, and which, in addition thereto, constitutes an infringement of rights in the NHL Marks and other NHL Indicia, thereby entitling NHLE, the NHL and its Member Teams to equitable remedies, costs and damages, including reasonable attorneys’ fees.

9

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.	INDEMNIFICATIONS.

(a)	LICENSEE hereby agrees to defend, indemnify, release, and hold harmless NHLE, NHLEC, NHLEBV, NHL Interactive CyberEnterprises, LLC, the NHL, its Member Teams and each of their respective partnerships, partners, principals, officers, directors, governors, owners, other officials, employees, affiliates and other related entities, servants, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”) from any loss, liability, damage, cost, expense (including reasonable attorneys’ fees), claims or suits (each, a “Claim” and collectively, the “Claims”) arising out of or relating to (i) any act or omission of LICENSEE, (ii) any breach of any obligation, covenant, representation or warranty undertaken or made by LICENSEE in this License Agreement or (iii) the manufacture, distribution, advertising, promotion, offering for sale and sale of the Licensed Products, including without limitation any Claim against any of the Indemnified Parties by reason of or alleging any unauthorized or infringing use by LICENSEE of any patent, process, trade secret, copyright, trademark, or publicity right or other property (other than the NHL Marks covered by this License Agreement) or any alleged defects (design, manufacturing, handling or other) or inherent dangers in the Licensed Products or the use thereof. LICENSEE agrees to obtain and maintain at its own expense through and until all applicable statutes of limitations have expired insurance coverage written on an occurrence basis and providing protection for each of the Indemnified Parties and LICENSEE against the Claims, as follows (the “Required Insurance Coverage”): (1) commercial general liability, including bodily injury and property damage, contractual liability, personal injury and advertising liability, and including a waiver of subrogation with respect to the Indemnified Parties, in amounts no less than $[*] per occurrence/$[*] aggregate, (2) product liability, including bodily injury and property damage, in amounts no less than $[*] per occurrence/$[*] aggregate, (3) automobile liability, in amounts no less than $[*] Combined Single Limit, Bodily Injury and Property Damage and (4) workers’ compensation, in compliance with the laws of the state or province where the services and/or products are to be provided, covering employees, volunteers, temporary workers and leased workers and including Employers’ Liability with minimum limits of $[*] Each Accident; $[*] Disease - Each Employee; $[*] Disease - Policy Limit. Upon execution of this License Agreement, LICENSEE shall submit to NHLE a fully paid policy or certificate of insurance from a New York admitted carrier with a Best’s rating of no less than AXI evidencing the Required Insurance Coverage. LICENSEE shall name each of the Indemnified Parties as additional insured parties with respect to all of the Required Insurance Coverage except workers’ compensation. The additional insured coverage must extend to include products liability coverage and such Claims otherwise arising out of this License Agreement, no matter when such Claims may be asserted. All liability policies shall provide cross liability coverage (separation of insureds and severability of interest provisions) and shall not include any exclusion for suits brought by the additional insureds against the Named Insured. General conditions applying to all policies are (x) no policy shall include a self-insured retention (y) no policy shall include a deductible in excess of $[*] and (z) Licensee shall remain solely liable for the satisfaction of any deductibles. The insurer shall not terminate or materially modify such policies without written notice to NHLE at least thirty (30) days in advance thereof. If the insurer does so, NHLE will have the option to pay the premiums necessary to maintain or continue such insurance in effect, in which case NHLE shall be entitled to reimbursement from LICENSEE for the cost of such premiums. THE REQUIRED INSURANCE COVERAGE SHALL BE PRIMARY TO ALL OTHER VALID AND COLLECTIBLE INSURANCE HELD BY THE ADDITIONAL INSURED PARTIES. THE PARTIES AGREE THAT THE PRIMARY INSURANCE REQUIREMENT DESCRIBED IN THE PRECEDING SENTENCE IS A MATERIAL TERM AND CONDITION OF THIS LICENSE AGREEMENT. LICENSEE acknowledges and agrees that LICENSEE’s acquisition of the Required Insurance Coverage shall not satisfy or limit LICENSEE’s indemnity obligations hereunder. LICENSEE shall provide NHLE with renewal policies or certificates of insurance in accordance with the terms hereof on an annual basis, covering all periods through and until all applicable statutes of limitations have expired. If any of the Required Insurance Coverage is written on a claims-made basis, LICENSEE shall maintain such coverage in effect for a period of three years after termination of the Agreement or until expiration of the applicable statute of limitations, whichever is later and shall continue to provide evidence of such coverage to NHLE on annual basis during this time period.

(b)	NHLE shall have the option and right, at NHLE’s election and at the indemnifying party’s cost and expense, to assume and control the defense of such Claim(s). Each party shall cooperate with the other party in the defense of such Claim(s). The indemnifying party shall reimburse the indemnified party (or parties) for all reasonable out-of-pocket costs incurred by the indemnified party (or parties) in connection with such cooperation. In any instance in which the indemnities set forth in paragraph 10(a) pertain, LICENSEE shall not enter into a settlement of any or all of the Claims or admit liability or fault without NHLE’s prior written approval. Termination or expiration of this License Agreement shall not affect the continuing obligations of LICENSEE as an indemnifying party hereunder.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.	TERMINATION.

(a)	NHLE shall have the right to terminate this License Agreement without prejudice to any rights which it may have in the premises, whether in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called “defaults”):

(i)	If any governmental agency finds that the Licensed Product(s) are defective in any way, manner or form;

(ii)	If LICENSEE distributes, sells or offers to sell any Licensed Products not made in complete conformity to the provisions of paragraph 7 of this License Agreement, or distributes, sells or offers to sell any merchandise bearing a copy or simulation of any NHL Mark or other NHL Indicia other than the Products;

(iii)	If LICENSEE shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition, or shall have filed against it any involuntary petition (which petition is not vigorously contested by LICENSEE and dismissed within sixty (60) days after the filing thereof), under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

(iv)	In the event that LICENSEE does not commence in good faith to manufacture, distribute and sell each Licensed Product throughout the Territory within sixty (60) days of the commencement of the Term hereof and fails to maintain an inventory of Licensed Products sufficient to supply the market demand therefor; or

(v)	If there is a change in more than fifty percent (50%) ownership or controlling interest of LICENSEE or a material change in management of LICENSEE.

(b)

In the event LICENSEE violates, breaches or defaults in performing any of the provisions of this License Agreement other than those identified in paragraph 11(a) above or any provisions of any other agreement between LICENSEE and NHLE, the NHL or any of their affiliates, or any manufacturer violates, breaches or defaults in performing any of the provisions of the relevant Manufacturer’s Agreement, and LICENSEE or such manufacturer, as applicable, does not fully cure such violation, breach or default within ten (10) days notice from NHLE, this License Agreement shall automatically terminate, and LICENSEE shall pay NHLE within thirty (30) days without further demand all amounts then due NHLE and also shall pay therewith as liquidated damages all amounts still due NHLE as Guaranteed Minimum Payment for the remainder of the Term. If such payments are not remitted when due, LICENSEE consents to the entry of judgment for such amount by a court having jurisdiction over LICENSEE or any of its assets. In addition, NHLE shall be entitled to sue for injunctive relief and other consequential damages, including reasonable attorneys’ fees incurred by NHLE, the NHL and/or its Member Teams as a result of any such violation, breach or default by LICENSEE or a manufacturer.

11

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)	It is agreed and recognized that the nature of the business of NHLE, the NHL and its Member Teams requires great public respect for and trust in the reputation and integrity of the NHL and its Member Teams. Accordingly, it is agreed that in the event of some unanticipated factor, development or event which, in NHLE’s reasonable opinion, causes continued association of the NHL and/or its Member Teams with LICENSEE or the Licensed Products to have a materially adverse reflection upon the NHL or its Member Teams, NHLE may terminate this License Agreement unilaterally by written notice to LICENSEE. In the event of such termination, LICENSEE shall be excused from all further (but not past due or subsequently earned) royalty obligations; the pro-rated amount of any minimum guarantee paid in advance will be refunded to LICENSEE; and NHLE will, in the event it cannot approve distribution of the remainder of LICENSEE’s inventory and work in process, reimburse LICENSEE for its expenses of salvage or, for unsalvageable products, for LICENSEE’s cost of manufacturing or acquiring the same. It is further agreed that if NHLE should determine, within its sole discretion, that LICENSEE, or any sub-contractor or sub-manufacturer of LICENSEE involved in the production, manufacture or marketing of the Licensed Product(s), have violated any labor laws or standards applicable to their business, including, but not limited to, child labor practices, then the NHLE may terminate this License Agreement immediately upon written notice to LICENSEE.

(d)	In the event of termination of this License Agreement, LICENSEE will refrain from further use of the NHL Marks and other NHL Indicia (or any further reference to all or each of them, direct or indirect, or any simulation of the NHL Marks or other NHL Indicia). LICENSEE agrees that the NHL Marks and other NHL Indicia possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage sustained by unauthorized use. LICENSEE recognizes that irreparable injury would be caused by unauthorized use and agrees that injunctive and other equitable relief would be appropriate in the event of a breach of this License Agreement, provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available to NHLE, the NHL and/or its Member Teams.

12.	FINAL STATEMENT.

LICENSEE shall deliver to NHLE a written statement indicating the number and description of Licensed Products on hand as of June 30, 2022 (the “Inventory Report”). LICENSEE may manufacture no more products bearing NHL marks after June 30, 2022 but shall be permitted to distribute and sell-off the remaining inventory of Licensed Products listed in the Inventory Report for a period not to exceed sixty (60) days following June 30, 2022, subject to the full and ongoing reporting and payment of applicable royalties thereto with respect to such distribution and sales of Licensed Products. For the avoidance of doubt, LICENSEE shall immediately discontinue and cease all distribution and sell-off of Licensed Products as of August 31, 2022. In connection with the foregoing, LICENSEE shall use best efforts to manage the manufacture of Licensed Products and associated inventory levels during the Term of the proposed licensing agreement so as not to exceed reasonable anticipated sale and supply demand for such Licensed Products based on all reasonable factors including, without limitation, historical sales performance, anticipated demand as factored against the then-remaining duration of the Term, retail and other relevant market factors, and LICENSEE’s experience and business judgment, to coincide with the expiration of the Term on June 30, 2022.

At the end of this sixty (60) day period, or if this License Agreement is otherwise terminated pursuant to any provisions of this License Agreement, LICENSEE shall immediately discontinue and cease, as applicable, all manufacture, distribution, marketing, promotion, advertising and sale of Licensed Product(s) and following expiration or termination of this License Agreement for whatever reason, LICENSEE agrees to make no further use of the NHL Marks and/or other NHL Indicia whatsoever, either in or on any products or in any advertising, publicity, promotional or display materials unless otherwise authorized in writing by NHLE. LICENSEE shall deliver, as soon as practicable but no more than thirty (30) days later, to NHLE, a final statement indicating the number and description of Licensed Product(s) remaining in its custody and control (the “Remaining Inventory”). LICENSEE shall comply with all instructions provided by NHLE regarding the disposition of the Remaining Inventory, which LICENSEE acknowledges and agrees may include, without limitation, a requirement that LICENSEE, at its own expense and without liability to NHLE, (a) destroy (and provide NHLE, a certificate, verified before a notary public or similar authority, attesting to such destruction) all or any portion of the Remaining Inventory, and/or (b) surrender custody of the Remaining Inventory to NHLE or a designee of NHLE (e.g., a charitable distributor to third world countries). NHLE shall have the right to conduct a physical inventory in order to ascertain or verify the Remaining Inventory. In the event LICENSEE refuses to permit NHLE to conduct such physical inventory, NHLE shall have recourse to any and all legal remedies available to it. For the avoidance of doubt, in the event that NHLE terminates this License Agreement pursuant to any of the provisions of this License Agreement, LICENSEE shall have no right to dispose of its inventory beyond the effective date of such termination and shall be subject to the payment of damages specified herein. LICENSEE acknowledges and agrees, without limiting any other provision hereof, that full undertaking and compliance with the foregoing is a material obligation in connection with the license granted in this License Agreement and NHLE reserves all legal and equitable rights with respect therewith.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.	NOTICES.

All notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address above written, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in this paragraph. Each such notice shall be sufficiently given after such notice is deposited so addressed, postage prepaid, in the United States or Canadian mail. The date of actual receipt of such mail shall be the date of the giving of such notice. LICENSEE shall also deliver a confirmatory copy of any notice to NHLE by email to NHLE’s Chief Branding Officer ([*]) and Deputy General Counsel ([*]).

14.	NO PARTNERSHIP OR JOINT VENTURE ETC.

This License Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between LICENSEE and either the NHLE, the NHL and/or its Member Teams. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

15.	CONSTRUCTION.

This License Agreement shall be construed in accordance with the laws of the State of New York of the United States of America without reference to the conflicts of law provisions thereof.

16.	WAIVER, MODIFICATION, ETC.

This License Agreement represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements between the parties hereto. No waiver, modification or cancellation of any term or condition of this License Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. NHLE makes no warranties to the LICENSEE except those specifically expressed on the first page hereof.

17.	NO ENDORSEMENT BY PLAYERS, ETC.

This License Agreement does not carry with it any right to use the name, likeness, reputation, goodwill, persona, or any other aspect of the right of privacy, personality or publicity of any individual or group, including any individual, or group of, current or former NHL player(s). LICENSEE understands and agrees that it is LICENSEE’s responsibility to secure whatever rights may be required for the use of any such name, likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products. LICENSEE further understands and agrees that neither the execution hereof nor any grant of approval hereunder nor any other act or omission by NHLE shall operate or be construed as a grant by NHLE of any such rights or as approval by NHLE of the use of any such name, likeness, reputation, goodwill, persona or other aspect in connection with the Licensed Products in the event LICENSEE shall not have secured such rights. LICENSEE shall not exercise the rights granted hereunder in any manner that will constitute an endorsement of a Licensed Product by any current or former NHL player(s) without the specific consent of such player(s).

18.	ARBITRATION.

(a)	Any dispute or disagreement between the parties hereto shall be determined in any forum of NHLE’s choosing, and LICENSEE hereby consents to venue and personal jurisdiction in any New York State court sitting in New York City and the United States District Court for the Southern District of New York. In any such action, the forum may retain jurisdiction to award damages, profits, attorneys’ fees or costs, as allowed by law in such matters.

(b)	Without limiting the provisions of clause (a) above, NHLE may elect to have any dispute or disagreement between the parties hereto arising out of or relating to this License Agreement settled by binding arbitration in New York City under the rules then in effect of the American Arbitration Association, and judgment upon the award may be entered in the courts of the State of New York and any other court having jurisdiction.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

19.	SEVERABILITY.

If any provision of this License Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the License Agreement shall be considered to be severable and shall remain in full force and effect.

20.	ACCEPTANCE BY NHLE.

This instrument, when signed by LICENSEE, shall be deemed an application for a license and not a binding agreement unless and until accepted by NHLE by signature of a duly authorized officer and the delivery of such a signed copy to LICENSEE. The receipt and/or deposit by NHLE of any check or other consideration given by LICENSEE and/or the delivery of any material by NHLE to LICENSEE shall not be deemed an acceptance by the NHL of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

21.	COUNTERPARTS.

This License Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page by facsimile and/or pdf signatures is as effective as executing and delivering this License Agreement in the presence of the other parties to this License Agreement. This License Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

IN WITNESS WHEREOF, the parties hereto have signed this License Agreement as of the day and year first above written.

NHL ENTERPRISES, L.P.	LICENSEE: BIG LEAGUE FOODS, INC., A DIVISION OF VERUS FOODS

By:	NHL Enterprises, Inc., its general partner

By:		By:

Name:	[*]	Name:	James R. Wheeler

Title:	EVP/Chief Branding Officer	Title:	President, Big League Foods, Inc.

Date:	August 20, 2020	Date:	August 19, 2020

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

Form of Manufacturer’s Agreement

U.S. License; (see Para 3(i))

                                                      ________________, 20____

NHL ENTERPRISES, L.P.

1185 Avenue of the Americas

New York, New York 10036

Dear Sirs or Madams:

Please be advised that we have been engaged by Big League Foods, Inc., a Division of Verus Foods (“LICENSEE”), which has entered into Retail License Agreement No. [*] with you (the “Retail License Agreement”), as the manufacturer in connection with the manufacture of the Licensed Product(s) (as defined in the Retail License Agreement). We hereby acknowledge that we have received a copy of and are cognizant of the terms and conditions set forth in the Retail License Agreement and hereby agree to observe and be bound by those provisions of the Retail License Agreement which are applicable to our function as manufacturer of the Licensed Product(s).

We agree that we shall have no right to manufacture, sell or utilize Licensed Product(s) bearing the NHL Marks (as defined in the Retail License Agreement) except as manufacturer for LICENSEE and subject to the terms and conditions of the Retail License Agreement, and further agree not to utilize any of the Licensed Product(s) or NHL Marks to advertise, promote or publicize ourselves or such manufacture in any manner or form.

We understand that our engagement as the manufacturer for LICENSEE subject to the terms and conditions of the Retail License Agreement is subject to your written approval. We request, therefore, that you sign in the space provided below, thereby showing your acceptance of our engagement as aforesaid.

Very truly yours,

[Manufacturer]

By:

Name:
Accepted and Agreed:
NHL ENTERPRISES, L.P.		Title:

By:	NHL Enterprises, Inc.,
	its general partner	Address:

By:		Phone:

Name:	[*]	Date:

Title:	EVP/Chief Branding Officer

Date:

We hereby confirm and agree that, notwithstanding the foregoing, we shall remain primarily liable to NHL Enterprises, L.P. for all obligations of licensee under the Retail License Agreement, and shall not be relieved of any of such obligations, including obligations relating to quality control, the manufacture of the Licensed Product(s) and indemnification of NHL Enterprises, L.P. and certain other persons and entities identified in the Retail License Agreement.

LICENSEE:	BIG LEAGUE FOODS, INC., A DIVISION OF VERUS FOODS

By:

Name:

Title:

Date: